Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS Health Corporation Announces Final Results of Tender Offers

WOONSOCKET, RI, June 14, 2016 – CVS Health Corporation (“CVS Health” or the “Company”, NYSE: CVS) announced today the final results of its previously announced cash tender offers that commenced on May 16, 2016 (the “Tender Offers”) for (1) any and all of its 5.75% Senior Notes due 2017, its 6.60% Senior Notes due 2019 and its 4.75% Senior Notes due 2020 (collectively, the “Any and All Notes”) and (2) up to $2,250,000,000 aggregate principal amount (the “Maximum Tender Offer Amount”) of its 6.25% Senior Notes due 2027, its 6.125% Senior Notes due 2039, its 5.750% Senior Notes due 2041, the 5.00% Senior Notes due 2024 issued by its wholly-owned subsidiary, Omnicare, Inc. (“Omnicare”), the 4.75% Senior Notes due 2022 issued by Omnicare, its 4.875% Senior Notes due 2035 and its 3.875% Senior Notes due 2025 (collectively, the “Maximum Tender Offer Notes” and together with the Any and All Notes, the “Notes”).

The Tender Offers expired at 11:59 p.m., New York City time, on June 13, 2016 (the “Expiration Date”). According to D.F. King & Co., Inc., the tender and information agent for the Tender Offers, an aggregate principal amount of $835,498,000 of Any and All Notes was validly tendered in the Tender Offer for such Notes and not validly withdrawn since the commencement of the Tender Offer. The table below sets forth for each series of Any and All Notes the principal amounts of such Notes validly tendered and accepted for purchase pursuant to the Tender Offer for such Notes.

Title of Notes	CUSIP Number	Principal Amount Outstanding(1)	Principal Amount Tendered	Principal Amount Accepted
Any and All Notes:
5.75% Senior Notes due 2017	126650BH2	$1,079,896,000	$538,591,000	$538,591,000
6.60% Senior Notes due 2019	126650BN9	$394,258,000	$51,233,000	$51,233,000
4.75% Senior Notes due 2020	126650BU3	$450,000,000	$245,674,000	$245,674,000

(1)	As of May 16, 2016, the date of commencement of the Tender Offers.

CVS Health will accept for purchase all of the Any and All Notes validly tendered after the Early Tender Date and at or prior to the Expiration Date.

Because CVS Health accepted for purchase the Maximum Tender Offer Amount of Maximum Tender Offer Notes and paid the applicable consideration for such Notes on May 31, 2016 (the “Early Settlement Date”), no additional Maximum Tender Offer Notes will be accepted for purchase. See the Company’s May 31, 2016 press release for information regarding the principal amounts of Maximum Tender Offer Notes purchased pursuant to the Tender Offer for such Notes.

The consideration for the Any and All Notes validly tendered at or prior to the Expiration Date and not already purchased on the Early Settlement Date, as calculated by the dealer managers and announced on May 31, 2016, is expected to be paid on June 15, 2016 (the “Final Settlement Date”). In addition to the Tender Offer Consideration (as such term is defined in the Offer to Purchase), Holders of Any and All Notes accepted for purchase after the Early Tender Date and at or prior to the Expiration Date will receive accrued and unpaid interest on those Notes from the last interest payment date with respect to such Notes to, but not including, the Final Settlement Date.

Barclays Capital Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC acted as dealer managers for the Tender Offers. D.F. King & Co., Inc. acted as the tender and information agent for the Tender Offers. For additional information regarding the terms of the Tender Offers, please contact Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect), or RBC Capital Markets, LLC at (877) 381-2099 (toll free) or (212) 618-7822 (collect).

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,600 retail pharmacies, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with nearly 80 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in CVS Health’s Securities and Exchange Commission filings, including those set forth in the Risk Factors section in its Annual Report on Form 10-K for the year ended December 31, 2015.

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